Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.

Chairman & Chief Executive Officer

Phone: (276) 632-2133, or

E. Larry Ryder

Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133, or

Kim D. Shaver

Vice President — Marketing Communications

Phone: (336) 454-7088

For immediate release: July 6, 2006

Hooker Furniture Sales and Earnings Increase in 2006 Second Quarter

Martinsville, Va.: Hooker Furniture Corporation (NASDAQ-CM: HOFT) today reported net sales of $90.7 million for the quarter ended May 31, 2006, representing a $2.0 million, or 2.3% increase, from $88.7 million in the prior year quarter. Second quarter 2006 net income of $5.8 million, or $0.49 per share, increased 20.0% from $4.9 million or $0.41 per share in the prior year period.

“We managed a strong finish during the last two weeks of the quarter that propelled our top line increase,” said Paul B. Toms Jr., chairman and chief executive officer. “The late-quarter shipments surge was driven primarily by product availability,” he said. “We were able to ship roughly $3.0 million of container direct imported product sooner than expected, resulting in a record shipping month in May for container direct items.”

The Company translated higher sales into a 20% increase in net income, and income before income taxes improved to 10.5% of net sales compared to 9.1% in the prior-year second quarter. “Profitability was positively impacted by increased volume and by product mix,” said Toms.

For the year-to-date six months, Hooker Furniture achieved net sales of $176.0 million, representing a $6.8 million, or 4.0% increase, from $169.2 million in the same period last year. Year-to-date 2006 net income of $9.4 million or $0.79 per share increased 20.3% from $7.8 million or $0.66 per share in the prior year period.

In both the quarterly and six-month periods, the Company’s revenue gains were driven by sales increases of just under 25% for Hooker’s imported wood and metal furniture. During the just-completed second quarter, sales of Hooker’s imported wood and metal furniture increased 24.2% or $11.9 million, to $61.5 million from $49.6 million in the 2005 second quarter, while imported wood and metal sales grew 24.8% for the first six months of 2006.

For both the 2006 three and six-month periods, the year-over-year gain in imported wood and metal furniture sales was offset by a decline in shipments of the Company’s domestically produced wood furniture. For the second quarter, sales of domestically produced wood furniture declined $9.2 million or 43.4%, to $12.1 million, from $21.3 million in the prior year period. For the first six months of 2006, domestically-produced wood furniture sales declined 36.2%. “The rate of sales decline in domestically produced wood furniture has

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Hooker Furniture Corporation – Press Release

July 6, 2006

accelerated and necessitated the announced closing of our Roanoke Va. plant,” Toms said. “Aggressive pricing and discounting, reduced production schedules and the under absorption of overhead have reduced profitability for domestically manufactured products over the last several years. Going forward, we expect overall profitability to improve as sales of domestically produced wood furniture become a smaller piece of the total business. We are committed to maintaining domestic wood furniture production through our Martinsville facility and anticipate improving operating performance there by late this year,” he said. During the late summer and fall periods, “the Company plans to transfer products from the Roanoke plant to Martinsville and begin production of a higher-end, solid wood bedroom that was well received at the Spring International Home Furnishings Market in High Point,” he added.

Even with the steeper decline in domestic wood furniture sales, the double-digit sales increase in imported wood furniture spurred an overall net sales increase for Hooker’s wood and metal furniture of $2.7 million or 3.8%, to $73.6 million in the 2006 quarterly period compared to sales of $70.9 million in the 2005 second quarter. Year to date, overall wood and metal furniture sales increased 5.6%, to $143.1 million compared to sales of $135.5 million for the first six months of 2005.

Net sales of Bradington-Young’s upholstered leather furniture experienced a decline for both the quarterly and six-month periods. For the second quarter, Bradington-Young sales declined 4.0% or $718,000, to $17.1 million compared to 2005 sales of $17.8 million. During the first six months of 2006, Bradington-Young sales were $32.9 million, 2.4% below sales of $33.7 million for the same period in 2005.

During both the quarter and first half, Bradington-Young’s sales decreases resulted from lower orders for domestically produced upholstered furniture, partially offset by double-digit growth in imported upholstered furniture. “Soft business at retail is impacting Bradington-Young’s business,” Toms said. “On the positive side, Bradington-Young had a strong April market. Prior to the Spring 2006 market we moved Bradington-Young’s showroom into a space near our wood furniture showroom, which offered greater visibility to dealers for our upholstered furniture products.”

As a result of the improvement in net sales and gross profit, operating income as a percentage of net sales improved to 10.3% in the current year quarter, compared to 9.4% for the 2005 second quarter. Operating income as a percentage of net sales increased to 8.6% in the year-to-date period, compared to 7.9% for the same 2005 period, principally due to improved gross profit margin.

The improvements in operating income in the 2006 periods were partially offset by increases in selling and administrative expenses primarily resulting from higher warehousing and distribution costs. Contributing to these costs were “record receipts of imported product, which exceeded our receiving capacity, resulting in higher costs,” Toms said. Noting that the Company currently has record amounts of finished goods inventory and warehouse space utilization, he added, “Improvements in forecasting and supply chain management currently being implemented should enable us to operate with less inventory and warehouse space without compromising timely product shipments to our customers. We expect to see inventories stabilize over the next few months and then begin to decline.”

On June 7, 2006, Hooker Furniture announced that it plans to close its Roanoke production facility by the end of August 2006. The move results from declining demand for the Company’s domestically produced wood furniture and increased demand for and sales of its imported wood and metal furniture, and parallels the shift of furniture production offshore throughout the industry. As reported last month, the Company expects to record restructuring and related asset impairment charges of $4.5 to $5.0 million pretax ($2.8 to $3.1 million after tax, or $0.23 to $0.26 per share) to write-down certain assets, and for severance benefits and other related restructuring and disassembly costs. Hooker expects to record approximately 85% to 95% of these charges and expenses in the 2006 third quarter. The Company expects to reduce fixed operating expenses by $2.0 to $2.5 million annually by closing the Roanoke facility.

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Hooker Furniture Corporation – Press Release

July 6, 2006

In May 2006, Hooker completed the sale of substantially all of the Pleasant Garden, N.C. real property and remaining equipment for an aggregate consideration, including proceeds from an equipment auction held in December 2005, of $1.4 million ($1.0 million in cash and a note for $400,000), net of selling expenses.

Hooker Furniture continues to maintain a strong balance sheet. Working capital increased by $6.3 million or 5.8%, to $116.0 million at May 31, 2006, from $109.7 million at the end of fiscal 2005, while long-term debt decreased to $12.2 million at May 31, 2006, from $13.3 million at its November 30, 2005 year end.

Looking forward to the second half of the year, “we expect business conditions to remain very challenging for the near term,” Toms said. “We believe a number of factors, including rising interest rates, a slowdown in housing activity, higher energy costs and a weak stock market are causing consumers to stay on the sidelines. We don’t expect conditions to improve until late in the third quarter at best, at which time we will be in a strong inventory position to quickly take advantage of the upturn.”

Ranked as the nation’s sixth largest publicly traded furniture producer based on 2005 shipments to U.S. retailers, Hooker Furniture is an 82-year old importer and manufacturer of residential wood, metal and upholstered furniture. The Company’s principal customers are retailers of residential home furnishings who are broadly dispersed throughout North America. Major furniture categories include home entertainment and wall units, home office, casual and formal dining, bedroom, bath furnishings, accent, occasional, game table and motion and stationary leather and fabric upholstered furniture. With approximately 1,400 employees, the Company operates four manufacturing plants, two supply plants, six distribution centers and warehouses, four showrooms and a corporate office in Virginia and North Carolina. The Company also utilizes a distribution center and two warehouses in China. The Company’s stock is listed on the NASDAQ Capital Market under the symbol HOFT, and closed at $16.10 per share on July 6, 2006. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: domestic and international competition in the furniture industry, including price competition from lower-priced imports; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving and managing growth and change and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber and leather, and environmental matters; supply, transportation and distribution disruptions or delays affecting imported and domestically manufactured products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; and capital requirements and costs.

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TABLE I

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2006	2005	2006	2005
Net sales	$90,694	$88,698	$176,033	$169,224
Cost of sales	63,888	64,459	126,248	124,054

Gross profit	26,806	24,239	49,785	45,170
Selling and administrative expenses	17,326	15,934	34,342	31,420
Restructuring and asset impairment charges (a) (b)	120		308	366

Operating income	9,360	8,305	15,135	13,384
Other income, net	341	155	585	288

Income before interest and income taxes	9,701	8,460	15,720	13,672
Interest expense	218	434	449	773

Income before income taxes	9,483	8,026	15,271	12,899
Income taxes	3,651	3,167	5,879	5,090

Net income	$5,832	$4,859	$9,392	$7,809

Earnings per share:
Basic and diluted	$0.49	$0.41	$0.79	$0.66

Weighted average shares outstanding:
Basic	11,928	11,772	11,908	11,770

Diluted	11,928	11,772	11,910	11,770

(a)	In the 2006 second quarter, the Company recorded a $120,000 pretax ($74,000 after tax or $0.01 per share) restructuring and related asset impairment charge consisting of a $140,000 asset impairment charge related to the planned sale of two showrooms in High Point, N.C. formerly operated by Bradington-Young and a $20,000 restructuring credit related to the closing and final sale of its Pleasant Garden, N.C. wood furniture manufacturing facility. In the 2006 first quarter, the Company recorded a $188,000 pretax ($117,000 after tax or $0.01 per share) restructuring and related asset impairment charge principally for factory disassembly cost and an additional asset impairment charge related to the closing and sale of the Pleasant Garden, N.C. manufacturing facility.
(b)	In the 2005 first quarter, the Company recorded a pretax charge of $366,000 ($227,000 after tax, or $0.02 per share) principally for factory disassembly cost, additional health care benefits for terminated employees and an additional asset impairment charge related to the previously announced closing and sale of the Maiden, N.C. manufacturing facility.

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TABLE II

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, including share data)

	May 31, 2006	November 30, 2005
Assets
Current assets
Cash and cash equivalents	$12,649	$16,365
Trade accounts receivable, less allowance for doubtful accounts of $1,393 and $1,352 on each date	44,832	43,993
Inventories	83,072	68,718
Prepaid expenses and other current assets	2,678	4,042
Assets held for sale	34	1,656

Total current assets	143,265	134,774
Property, plant and equipment, net	36,958	37,006
Goodwill	2,396	2,396
Intangible assets	4,502	4,590
Cash surrender value of life insurance policies	11,045	9,880
Other assets	834	406

Total assets	$199,000	$189,052

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$14,272	$13,872
Accrued salaries, wages and benefits	6,331	6,272
Other accrued expenses	4,252	2,628
Current maturities of long-term debt	2,368	2,283

Total current liabilities	27,223	25,055
Long-term debt, excluding current maturities	9,806	11,012
Deferred compensation	3,615	3,516
Other long-term liabilities	522	857

Total liabilities	41,166	40,440
Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 14,430 and 14,425 shares issued and outstanding on each date	10,492	9,516
Unearned ESOP and restricted stock award shares, 2,458 and 2,538 shares on each date	(15,378)	(15,861)
Retained earnings	162,791	155,183
Accumulated other comprehensive loss	(71)	(226)

Total shareholders’ equity	157,834	148,612

Total liabilities and shareholders’ equity	$199,000	$189,052

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TABLE III

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	May 31, 2006	May 31, 2005
Cash flows from operating activities
Cash received from customers	$175,475	$172,198
Cash paid to suppliers and employees	(171,002)	(157,662)
Income taxes paid	(4,088)	(4,170)
Interest received (paid), net	19	(648)

Net cash provided by operating activities	404	9,718

Cash flows from investing activities
Purchase of property, plant and equipment	(2,330)	(2,652)
Proceeds from the sale of property and equipment	1,115	5,457

Net cash (used in) provided by investing activities	(1,215)	2,805

Cash flows from financing activities
Payments on long-term debt	(1,121)	(8,791)
Cash dividends paid	(1,784)	(1,644)
Repurchase and retirement of common stock		(930)

Net cash used in financing activities	(2,905)	(11,365)

Net (decrease) increase in cash and cash equivalents	(3,716)	1,158
Cash and cash equivalents at beginning of year	16,365	9,230

Cash and cash equivalents at end of period	$12,649	$10,388

Reconciliation of net income to net cash provided by operating activities:
Net income	$9,392	$7,809
Depreciation and amortization	2,412	3,670
Non-cash ESOP cost and restricted stock awards	1,459	1,718
Restructuring and asset impairment charges	308	366
Loss (gain) on disposal of property	2	(15)
Provision for doubtful accounts	272	275
Deferred income tax expense (benefit)	615	(52)
Changes in assets and liabilities:
Trade accounts receivable	(1,111)	2,408
Inventories	(14,354)	(5,060)
Prepaid expenses and other assets	142	(1,584)
Trade accounts payable	400	647
Accrued salaries, wages and benefits	59	(1,132)
Accrued income taxes	565	472
Other accrued expenses	191	121
Other long-term liabilities	52	75

Net cash provided by operating activities	$404	$9,718